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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          FOREST CITY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

        OHIO                                            34-0863886
(State of incorporation)                   (I.R.S. Employer Identification No.)

          10800 BROOKPARK ROAD
             CLEVELAND, OHIO                                  44130
(Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class            Name of each exchange on which
         to be so registered            each class is to be registered
         -------------------            ------------------------------

         CLASS A COMMON STOCK              NEW YORK STOCK EXCHANGE
         $0.33 1/3 PAR VALUE

         CLASS B COMMON STOCK              NEW YORK STOCK EXCHANGE
         $0.33 1/3 PAR VALUE

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
--------------------------------------------------------------------------------
                                (Title of Class)



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Item l.      Description of Common Stock
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             The Registrant's securities to be registered pursuant to Section
12(b) of the Securities Exchange Act of 1934, as amended, are shares of the Registrant's Class A Common Stock, $0.33 1/3 par value per share (the "Class A Common Stock"), of which 48,000,000 shares are currently authorized, and the shares of the Registrant's Class B Common Stock, $0.33 1/3 par value per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of which 18,000,000 shares are currently authorized.

GENERAL

             Except as described below, the shares of Class A Common Stock and the shares of Class B Common Stock are in all respects identical, and the respective holders shall be entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Company, share-for-share, without priority or other distinction between classes.

DIVIDENDS

             The Directors of the Company are not required to declare a regular cash dividend in any fiscal year. The Class A Common Stock and Class B Common Stock will participate equally on a share-for-share basis in any and all cash dividends paid. No cash dividend can be paid on a class of Common Stock until provision is made for payment of a dividend of at least an equal amount on a share-for-share basis on the other class of Common Stock for such fiscal year.

             Any extra dividend, special dividend or dividend paid other than cash (other than a stock dividend) is required to be paid equally to the holders of Class A Common Stock and the holders of Class B Common Stock on a share-for-share basis. If the Directors determine to declare any stock dividend with respect to either class of Common Stock, they must at the same time declare a proportionate stock dividend with respect to the other class of Common Stock. If the shares of either class of Common Stock are combined or subdivided, the shares of the other class of Common Stock must be combined or subdivided in an equivalent manner. In the discretion of the Directors, dividends payable in Class A Common Stock may be paid with respect to shares of either class of Common Stock, but dividends payable in Class B Common Stock may be paid only with respect to shares of Class B Common Stock.

VOTING RIGHTS

             The holders of the Class A Common Stock (voting as a separate class) are entitled to elect 25% of the Directors rounded up to the nearest whole number. All other Directors are elected by the holders of the Class B Common Stock voting as a separate class.


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Cumulative voting for the election of Directors is provided by Ohio law if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time fixed for the holding of the meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which he belongs, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class shall have the right to accumulate such voting power as he possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, shall have as many votes as equal the number of shares of that class of Common Stock owned by him multiplied by the number of directors to be elected by the holders of that class of Common Stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of Common Stock or distributed among any lesser number, in such proportion as the holder may desire.

             In the event that the number of outstanding shares of Class A Common Stock is (as of the record date for any shareholder meeting at which Directors will be elected) less than 10% of the combined outstanding shares of Class A and Class B Common Stock, then the holders of Class A Common Stock will not have the right to elect 25% of the Directors. In such event, the holders of the Class A Common Stock and the holders of the Class B Common Stock would vote together as a single class in the election of all Directors, with each Class A share having one vote and each Class B share having ten votes.

             Further, in the event that the number of outstanding shares of Class B Common Stock as of the above-mentioned record date, is less than 500,000 shares, the holders of Class B Common Stock will lose their rights to elect 75% of the Directors. In such event, the holders of the Class A Common Stock would continue to vote as a separate class to elect 25% of the Directors rounded up to the nearest whole number, and the holders of the Class A and Class B Common Stock would vote together as a single class in the election of the remaining Directors, with each Class A share having one vote and each Class B share having ten votes.

             The holders of Class A Common Stock and the holders of Class B Common Stock are entitled to vote as separate classes (1) for the election of Directors (as discussed above); (2) to amend the Articles or the Code of Regulations of the Company or approve a merger or consolidation of the Company with or into another corporation if such amendment, merger or consolidation would adversely affect the rights of the particular class; and (3) on all matters as to which class voting may be required by applicable Ohio law. The holders of the Class A Common Stock vote together with the holders of the Class B Common Stock as a single class on all matters which are submitted to shareholder vote, except as discussed above. When all holders of shares of the Company vote as a single class, each Class A share has one vote and each Class B share has ten votes.


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CONVERSION

             Holders of shares of Class B Common Stock are entitled to convert, at any time and at their election, each share of Class B Common Stock into one share of Class A Common Stock. Shares of Class A Common Stock are not convertible into any security of the Company.

OTHER TERMS

             Shareholders of the Company have no preemptive or other rights to subscribe for additional shares of voting securities of the Company (except for the conversion rights of Class B Common Stock described above and conversion rights of Preferred Stock, if any). Upon any liquidation, dissolution or winding up of the Company, the assets legally available for distribution to holders of all classes of Common Stock are distributable ratably among the holders of the shares of all classes of Common Stock outstanding at the time. No class of Common Stock is subject to redemption.

TRANSFER AGENT

             National City Bank Corporate Trust Operations Department, Cleveland, Ohio, currently serves as transfer agent for the Common Stock.

Item 2.      Exhibits
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             The following Exhibits will be filed with the New York Stock
Exchange:

             1. Annual Report on Form 10-K for the fiscal year ended January 31, 1997.

             2. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997.

             3. Proxy Statement for the 1996 Annual Meeting of Shareholders dated May 14, 1997.

             4.     Amended Articles of Incorporation and Code of Regulations.

             5.     Specimen copy of the Class A Common Stock Certificate.

             6.     Specimen copy of the Class B Common Stock Certificate.

             7.     1996 Annual Report to Shareholders.


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                                   SIGNATURES
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                  Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        FOREST CITY ENTERPRISES, INC.

                                            s/Thomas G. Smith
                                        -------------------------------------
                                        By:   Thomas G. Smith
                                              Senior Vice President,
                                              Chief Financial Officer
                                              and Secretary

Dated:       June 30, 1997


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